COMPANY CONTACT:      Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer      Linda Latman (212) 836-9609
(405) 235-4546        Lena Cati (212) 836-9611
The Equity Group Inc.

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. ANNOUNCES STOCKHOLDER APPROVAL OF AMENDMENTS TO $3.25 PREFERRED STOCK

Oklahoma City, Oklahoma . . . March 6, 2007 . . . LSB Industries, Inc. (“the Company”), (AMEX: LXU), today announced that at its Special Meeting of Stockholders held on Tuesday, March 6, 2007, its stockholders approved the proposed amendments to the Certificate of Designations of its $3.25 Convertible Exchangeable Class C Preferred Stock, Series 2 (the “Series 2 Preferred”).

The terms of the Series 2 Preferred originally provided that the holders of Series 2 Preferred have the right to elect two directors to the Company’s board of directors when at least six quarterly dividends on the Series 2 Preferred are in arrears and unpaid. The amendments approved at the Special Meeting provide that such right may be exercised only if and so long as at least 140,000 shares of Series 2 Preferred are issued and outstanding.

The amendments also permit the Company to purchase or otherwise acquire shares of the Company’s common stock for a five year period even though cumulative accrued and unpaid dividends exist on the Series 2 Preferred. The five year period does not commence unless and until the Company completes a tender offer for at least 180,000 shares of the outstanding Series 2 Preferred.

On February 9, 2007, the Company commenced a tender offer for up to 309,807 of the 499,102 shares of Series 2 Preferred currently outstanding. The tender offer is scheduled to expire on March 12, 2007, unless extended or earlier terminated by the Company. The approval of the amendments to the Certificate of Designation satisfies one of the conditions precedent to the completion of the tender offer.

LSB is a manufacturing, marketing, and engineering company with activities on a world wide basis. LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, the manufacture and sale of chemical products for the mining, agricultural and industrial markets, the provision of specialized engineering services, and other activities.

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